SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)     September 24, 2002



                          SWISSRAY INTERNATIONAL, INC.
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               (Exact Name of Registrant as Specified in Charter)



        New York                      0-26972                  16-0950197
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(State of Other Jurisdiction   (Commission File Number)      (IRS Employer
   Of Incorporation)                                   Identification Number)




100 Grasslands Road, Elmsford, New York                         10523
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(Address of Principal Executive Offices)




Registrant's telephone number, including area code           914-345-3700



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Item 5.           Other Events

The Company and its major shareholders have entered into a non-binding letter of intent with a U.S.-based private equity firm to acquire all the outstanding shares of the capital stock of the Company.

The letter of intent provides for a limited exclusivity period in which to conduct further due diligence, to come to agreement on the form and terms of the transaction and to enter into a definitive contract. In the meantime, the Company and the major stockholders are prohibited from contacting or negotiating with other potential buyers. If the Company and the stockholders terminate the letter of intent prior to the execution of a definitive agreement and within six months complete a sale to another buyer, under certain conditions the Company and major stockholders could be obligated to pay a break-up fee.

The Company is recognized by Frost & Sullivan as the pioneer and worldwide leader in the design, manufacturing and marketing of proprietary state of the art direct digital Radiography ddR technology. This new technology provides high quality radiographic images in seconds and at a significantly lower cost than conventional or computed radiography because, among other factors, film, cassettes and chemical processing are not required.

The Company has installed ddR systems in such diverse markets as the USA, Sweden, Norway, The Netherlands, Germany, Poland, Romania, Italy, Israel, Russia, Taiwan and Switzerland. For more information about the Company's family of ddR solutions, products, and medical imaging informatics, visit the the Company website at http://www.swissray.com

The foregoing is intended solely as a summary of certain material terms and provisions contained in the above-referenced letter of intent, and does not purport to summarize all pertinent and/or relevant additional information including various warranties and representations of the parties to such agreements, the various obligations assumed thereunder and their respective remedies in the event of any defaults.




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                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                      SWISSRAY INTERNATIONAL, INC.



                By:/s/Michael Laupper
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                      Michael Laupper, Chief Financial Officer


Dated: September 25, 2002